                                                                    Exhibit 99.1

                                BNS HOLDING, INC.
                         25 ENTERPRISE CENTER, SUITE 103
                         MIDDLETOWN, RHODE ISLAND 02842

                              FOR IMMEDIATE RELEASE

  BNS HOLDING, INC. AND AMERICAN INDUSTRIAL PARTNERS ACQUIRE COLLINS INDUSTRIES

MIDDLETOWN, RHODE ISLAND, OCTOBER 31, 2006 -- BNS HOLDING, INC. (OTCBB:BNSIA.OB)
announced  today that it has acquired an  approximately  80% interest in Collins
Industries, Inc. (CNSI.PK) The transaction arose after Steel Partners II, holder of  approximately  42% of the  outstanding  common stock of BNS,  entered into a merger  agreement  with  Collins.  Under  the  terms  of  that  agreement  a new wholly-owned  subsidiary of Steel Partners would merge into Collins  Industries, with the existing shareholders of Collins Industries receiving $12.50 per share.
Steel subsequently assigned its rights under the agreement to BNS.

The result was that BNS  acquired an  approximately  80% interest in the holding company  that now owns  Collins  Industries.  An entity  controlled  by American
Industrial  Partners holds an approximately  20% interest.  American  Industrial
Partners  is a manager of private  equity  funds  with a focus on  investing  in
American industrial companies.

Collins  Industries,  Inc. is a leading  manufacturer  of ambulances  (including medical attack  vehicles,  rescue vehicles and fire emergency  vehicles).  It is also North America's largest producer of Type A small school buses, the nation's second  largest  manufacturer  of  terminal  trucks  and a  leader  in the  road construction and industrial  sweeper markets.  Since 1971, the company has grown to  approximately  1,000  employees,  with annual  sales of  approximately  $300 million.  The company is  headquartered  in Hutchinson,  Kansas,  with executive offices  in  Lakeview,  Texas and  manufacturing  facilities  in  Kansas,  Ohio,
Oklahoma,  Texas and Florida. For more information on Colloins,  visit their web site at WWW.COLLINSIND.COM.

Before selling all of its operating businesses and assets BNS was known as Brown
& Sharpe  Manufacturing  Company,  one of the  oldest  industrial  companies  in
America,  founded in 1833.  The company has had no trade or business since 2004, but has been seeking a suitable acquisition candidate. With this transaction the company will resume its tradition as a leader in American industry.

This  press  release  contains  forward-looking  statements,  as  defined in the
Private  Securities   Litigation  Reform  Act  of  1995.  Such   forward-looking
statements  involve a number of assumptions,  risks and uncertainties that could cause the actual results of the Company to differ  materially from those matters expressed in or implied by such forward-looking  statements.  They involve known and unknown risks,  uncertainties,  and other  factors,  which are in some cases beyond the control of the Company.  Additional  information regarding these risk factors and  uncertainties is described more fully in the Company's SEC filings.

A copy of all SEC  filings  may be  obtained  from the  SEC's  EDGAR  web  site,
WWW.SEC.GOV,  or by  contacting  the  company  at (401)  848-6300.  BNS does not currently maintain a web site.

For further information, contact:

Michael Warren, President and Chief Executive Officer, BNS Holding.  (401) 848-6500
Kim Marvin, Partner, American Industrial Partners, (212) 627-2360, ext. 209

                                       END